Exhibit 99.2

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL

Moderator: Justin Hutchens, President & CEO
February 18, 2014
8:00 am CT

Operator:
Ladies and gentlemen, thank you for standing by and welcome to the National Health Investors Fourth Quarter 2013 Conference Call. During the presentation, all participants will be in a listen only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator, please press star 0.

As a reminder, this conference is being recorded Tuesday, February 18, 2014. I would now like to turn the conference over to Tripp Sullivan of Corporate Communications. Please go ahead sir.

Tripp Sullivan:
Thank you, Tina. Good morning and welcome to the National Health Investors Conference Call to review the company’s results for the fourth quarter of 2013. On the call today will be Justin Hutchens, President and Chief Executive Officer, and Roger Hopkins, Chief Accounting Officer. The results as well as notice to the accessibility of this conference call are on a listen-only basis over the Internet were released this morning in a press release that has been covered by the financial media.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

As we start, let me remind you the statements in this conference call that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks or uncertainties and are not guarantees of future performance.

All forward-looking statements represent NHI’s judgment as of the date of this conference call. Investors are urged to carefully review various disclosures made by NHI and its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Form 10K for the year ended December 31, 2013. Copies of these filings are available on the SEC’s website at www.sec.gov or at NHI’s website at www.nhireit.com.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliation of which are provide in the company’s earnings release and accompanying tables and schedules, which have been filed on Form 8K with the SEC. Listeners are encouraged to review those reconciliations provided in the earnings release together with all other information provided in that release.

I will now turn the call over to Justin Hutchens. Please go ahead.

Justin Hutchens:	Thank you Tripp. Good morning everyone and thank you for joining us. With me today is Roger Hopkins, our Chief Accounting Officer.

We ended the year at the high end of our previous guidance with $.90 of normalized FFO in the quarter, a 7.1% increase. The $3.55 per share for the year represented an 11.6% increase from 2012. Normalized AFFO and FAD were also up for the quarter and the year.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

Our announced and completed investments reached over $751 million for the year with the closing of the Holiday transaction backed up by successful execution of a follow-on offering and expansion and extension of our credit facilities. Performance across the portfolio continued to meet our expectations and the Bickford joint venture was once again a solid contributor. I will speak more to these transactions and trends, as well as, the improvements for our balance sheet in a moment.

Now, I will turn the call over to Roger to report our financial results.

Roger Hopkins:
Thanks Justin. Good morning everyone. My comments this morning are consistent with our disclosures and Form 10K, our earnings press release and our supplemental data report filed this morning with the SEC. We are pleased to report another quarter and full year with strong financial results.

Normalized FFO for the fourth quarter of 2013 was $26,749,000 or $.90 per diluted common share compared with $23,369,000 or $.84 per diluted share in the same period in 2012. Normalized AFFO for the fourth quarter was $24,624,000 or .82 per diluted common share compared with $22,029,000 or .79 per diluted share for the same period in 2012.

Normalized FAD for the fourth quarter was $25,542,000 or .86 per diluted share compared with $22,771,000 or .82 per diluted share for the same period in 2012. Our normalized results for the fourth quarter of 2013 excluded the impact on net income of a purchase liability of $3,256,000 that was written off into income as our tenants’ earn-out period had expired and we were not required to fund the liability, which we had previously assessed as probable.

Net income attributable to common stockholders for the fourth quarter of 2013 was $27,776,000 or .93 per diluted share compared with net income of

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

$41,105,000 or $1.48 per diluted share for the same period in 2012. Net income for the fourth quarter of 2013 included gains of $2,888,000 on the sale of three skilled nursing facilities and an assisted living facility.

Net income for the fourth quarter of 2012 included the recovery of a previous write-down of $4,495,000 plus a gain of $11,996,000 on the sale of an assisted living facility. We plan to defer recognition of the tax gain on the sale of these facilities by utilizing the like kind exchange rules under Section 1031 of the Internal Revenue code.

Large transactions that are infrequent or unpredictable in nature that affect net income are adjusted in our reconciliation of our net income normalized FFO, normalized AFFO, and normalized FAD.

Our revenues for the fourth quarter were up $6,918,000 or 26.7% compared to the same period in 2012 due to the volume and timing of our new investments in 2012 and 2013. Straight-line rental income was $2,125,000 in the fourth quarter.

The revenues from our RIDEA-structured joint venture with Bickford amounted to $5,258,000 in the fourth quarter and represents 14.6% of our total revenues from continuing operations. Our RIDEA joint venture with Bickford currently owns 29 assisted living and memory care facilities of which 2 opened during the fourth quarter and are not yet stabilized, and there is also 1 facility under construction. As described last quarter, our annual contractual lease revenue from the operating company in the joint venture is $18,836,000 plus annual escalators and operating cash flow. New facilities constructed pay rent at a 9% annual lease rate.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

Revenues and expenses for each year presented in our income statements exclude those properties that were sold or that meet the accounting criteria as being held for sale with such revenues and expenses being reclassified to discontinued operations. This reclassification had no impact on previously reported net income.

Revenues from discontinued operations in the fourth quarter related to three skilled nursing facilities sold in December to our tenant Fundamental and one assisted living facility sold in October to our tenant Weatherly Associates.

Rental income from our owned assets represented 91% of our fourth quarter revenue. Interest income on our notes represented nearly 6% and investment income represented 3%. Depreciation expense increased $1,835,000 in the fourth quarter of 2013 compared to the same period in 2012 as a result of the timing of new real estate investments in 2012 and 2013.

Our interest expense and amortization of loan costs increased $1,902,000 during the fourth quarter compared to the same period in 2012 as the result of additional borrowings to fund our new real estate investments in 2012 and 2013. Interest expense in the fourth quarter includes amortization of debt costs of $107,000.

Our general and administrative expenses for the fourth quarter of 2013 increased 17% from the same period in 2012 due primarily to the addition of one person to our management team and to incentive compensation and professional fees.

Share based compensation expense was $253,000 for the fourth quarter. We estimate the market value of our stock options granted each year using the Black-Scholes pricing model. For 2014, we estimate our share based

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

compensation expense will be approximately $2,500,000 of which approximately $1,700,000 will be expensed during the first quarter according to the investing schedule of the stock options.

Normalized FFO for the year ended December 31, 2013 rose 14% over the same period in 2012, primarily as a result of revenues from our new investments funded in 2012 and 2013. Our revenues increased 26.3% from 2012 to 2013.

Our lease revenues from our assisted living and memory care facilities managed by Bickford increased $9,422,000 and lease revenue from Legend Healthcare increased $2,059,000. For 2014, we estimate our revenues from Holiday will be $43,760,000 of which $31,915,000 is cash rent and $11,845,000 is straight-line rental income for accounting purposes.

Normalized FFO for 2013 was $100,935,000 or $3.55 per diluted share compared with normalized FFO of $88,487,000 or $3.18 per diluted share in 2012, an increase of 11.6% per diluted share. Normalized AFFO in 2013 was $94,430,000 or $3.33 per diluted share compared with normalized AFFO of $83,860,000 or $3.01 per diluted share in 2012, an increase of 10.6% per diluted share.

Normalized FAD in 2013 was $99,127,000 or $3.49 per diluted share compared with $87,599,000 or $3.15 per diluted share for the same period in 2012. Normalized results for 2013 exclude the impact on net income of $3,256,000 purchase liability written off to income. We ended 2013 with cash and investments in marketable securities of $23,962,000.

Our debt at December 31, 2013 consisted of borrowings of $167 million on our unsecured revolving credit facility with the maturity of four and one-half

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

years, and unsecured bank term loan of $250 million with a maturity of four and one-half years, unsecured bank term loans of $120 million with the maturity of six and one-half years, and approximately $80 million of Fannie Mae secured debt maturing in July 2015 pre-payable without penalty at the end of 2014.

At December 31, 2013, we had $83 million available to draw on our revolving credit facility. At December 31, 2013, we have ongoing construction projects with three tenants totaling $25 million relating to three new assisted living facilities and an expansion and renovation of an acute care hospital. The total funds advanced so far on these projects for land and construction amount to $8,133,000.

We expect our normal monthly cash flows and borrowings on our revolving credit facility will be the primary sources of capital to fund our operations and new investments in 2014. We are pursuing a number of available and attractive options to pay down our revolver with debt instruments that will have longer-term maturities.

We continue to pursue HUD secured financing for a small portion of our portfolio to pay down our revolving credit facility and extend the debt maturity beyond 30 years. Each of these forms of new debt capital we are considering will come at a higher interest cost as compared to our revolving bank credit. We currently estimate that we will have one or more of these longer-term debt instruments in place in the first half of 2014.

As shown in our supplemental data report, we calculate our EBITDA coverage of our fixed charges to be 12 to 1. We calculate our consolidated debt to EBITDA to be 5.3 to 1. However, by annualizing our rental income from our 2013 acquisitions, our consolidated debt to EBITDA is less than 4

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

to 1. For example, for the Holiday acquisition at the end of December, we added $250 million of debt to our balance sheet. The full EBITDA from this acquisition will be reflected in our 2014 results.

We believe the debt metrics mentioned are important to maintaining a low leverage profile for NHI. I would now like to turn the call back over to Justin with comments about our investment portfolio and our 2014 normalized FFO and normalized AFFO guidance.

Justin Hutchens:
Thanks Roger. Turning to our portfolio statistics, leased service coverage remains very strong with a weighted average leased service coverage ratio of 2.92 times. We have provided details on the ratios for our property types on Page 6 of our supplemental.

EBITDARM is up 7.2% sequentially in the Bickford RIDEA portfolio while occupancy was 86.2% for the quarter, which is a 140 basis point improvement over the prior quarter. I will also note that the Holiday portfolio is ahead of our underwritten performance for Q4 and thus far in 2014.

Investment volume reached $751.6 million for the year with the completion of the Holiday transaction in late December. We also closed the $135 million transaction with Bickford Senior Living during the middle of the year that significantly expanded our RIDEA partnership. This was a busy year and we demonstrated our ability to close quickly and remain disciplined.

We don’t expect to be in the market elephant hunting for the large transactions. However, we have proven that we can and will opportunistically execute large transactions. Our typical growth pace will be between $100 million and $200 million a year. The pipeline remains active with mostly private pay senior housing and senior care assets. Pricing has remained tight.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

We will maintain discipline though and continue to source through our proprietary pipeline.

Turning to our outlook, we are introducing new estimates for Normalized FFO and Normalized AFFO. Given the significant amount of straight-line rental income that was generated from the Holiday transaction, year over year, it is nearly triple what we had in 2013.

We have added the Normalized AFFO measure. This should be a more accurate picture of the organic growth we can achieve from the NHI portfolio and is comparable to what we have seen among some of our peer group. As you will recall, CAPEX isn’t really an issue for us. It is primarily this straight-line GAAP adjustment.

For 2014, we expect Normalized FFO to be in the range of $3.92 to $4.00 per diluted share. We expect Normalized AFFO to be in the range of $3.44 to $3.50 per diluted share. These estimates assume Q4 as a baseline, adjusting for the acquisitions made during the quarter, along with the three dispositions we completed, the terming out of debt on our credit facility, and the range of 3% to 6% growth from the Bickford joint venture.

I want to make it clear that the top end of our range does not include investment activity. We are excited about the outlook for the year. We recently increased the quarterly dividend by another 6.2%, and the acquisition of the Holiday portfolio has accelerated our growth curve.

We remain true to our roots and very appreciative of the relationships we have with leading operators. We look forward to working together with them in 2014 and delivering the performance we have all come to expect from NHI.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

Operator, we are now ready for questions.

Operator:
Thank you. Ladies and gentlemen, if you would like to register a question or a comment, please press the 1 followed by the 4 on your telephone. You will hear a three-toned prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request. One moment please for our first question.

And our first question comes from Karin Ford of KeyBanc Capital Markets. Please go ahead.

Karin Ford:	Hi, good morning.

Roger Hopkins:	Good morning.

Karin Ford:
First question, Justin, is you mentioned your sort of normalized acquisition volume goals. It sounds like they remain roughly study at $100 to $200 million for 2014. Just given the increased size of the company post-Holiday, I guess I was surprised that number wasn’t a little bit bigger just to try to maintain sort of your external growth trajectory.

Just talk about, you know, your thoughts now that you’re a, you know, a bigger entity and how you plan to maintain the external growth profile of the company.

Justin Hutchens:	Sure. First let me just clarify that I mentioned that our typical growth base is $100 to $200 million. But that wasn’t meant to be a guidance number for 2014.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

I was just pointing to the fact that we’ve run a little lower on average previously compared to 2013.

In terms of our opportunities to grow moving forward, I feel very good about our opportunities. The pipeline is very active with marketed and direct referral transactions. One of my favorite stats this year is the fact that we’ve had multiple transactions with 11 of our customers over the past five years.

It’s our ability to get repeat business is proving to be a strong part of our growth plan. And we still continue to add customers. The marketplace is active. The marketplace is also competitive. But our existing customer base and some other relationships we’ve been nurturing has helped us to continue to grow. And we expect to have continued growth this year and beyond.

So I like how we’re positioned from a growth standpoint. We’re just not giving an investment volume number as part of our guidance. Our guidance has other assumptions, but it does not include investment volume.

Karin Ford:	That’s helpful. Thanks.

Second question is can you just give us more detail on what the components are of the 3% to 6% Bickford guidance?

Justin Hutchens:	Sure. All that is is looking at their EBITDARM and assuming that it either grows 3% or 6%. We didn’t include any underlying, you know, revenue or expense expectations to get to that number.

Karin Ford:	Can you just give us a sense - is it expecting big occupancy gains on the portfolio this year?

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

Justin Hutchens:	Sure.

Karin Ford:	You know are you expecting to get good rate growth? Can you talk about that?

Justin Hutchens:
Yes. Well one thing that helped was that Q4 had a little bit of a pop in terms of occupancy. And thus far in Q1 we think that number is holding. So that should position us for a good year. The flu season was muted so occupancy levels have been able to hold a little better. And Bickford has historically been pretty consistent with their expense management.

There’s some seasonality considerations due to the weather that we’ve had in the Midwest that may impact Q1. But for the year I think it’s very reasonable to expect 3% to 6% growth as they’ve been at a 6% level over the past ten years.

Karin Ford:	Thanks. And last question, are there any purchase options or loan payoffs that you’re expecting in 2014 and are they included in guidance?

Justin Hutchens:	We have nothing material. There is I think most of the potential disposition activity that we would have had in our portfolio has already occurred. So I would expect 2014 to be quiet on that front.

Karin Ford:	Great. Thank you.

Justin Hutchens:	Thanks.

Operator:	Thank you. Our next question comes from Todd Fender of Wells Fargo. Please go ahead sir.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

Todd Fender:	Hi, thanks. Good morning guys.

Justin Hutchens:	Morning.

Roger Hopkins:	Good morning, Todd.

Todd Fender:	And Justin, just to clarify, you don’t have investments as assumed in the high end of your guidance?

Justin Hutchens:	We do not have investments activity assumed in the high end of our guidance.

Todd Fender:	Okay. And the press release, it just had some wording on the top end of the range we’re adding assumptions for investment activity.

Justin Hutchens:
Right. We meant to change that. We failed to do so. We’re going to file this transcript so that it’s widely available for everybody to see that in fact the investment activity was not included in the top end of our guidance.

Todd Fender:	Okay. Just growth from Bickford.

Justin Hutchens:	That’s right.

Todd Fender:	Okay. That’s helpful. Thank you.

And then on the low end I guess Roger, there’s some assumptions for terming out your debt. If you could just kind of share maybe what your - if there is a mix of debt and equity, or is this strictly just debt? And maybe just some of the interest rates surrounding that.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

Roger Hopkins:
Yes. As we have said in previous calls, you know, it is always a priority of ours to term out our debt to pay down the revolver. We’re looking at several options right now. And as I stated in my prepared remarks, they would come with higher interest rates but certainly longer maturities.

And we still continue to evaluate all those debt options. At this point we’re not evaluating equity to pay down the revolver, but strictly debt options.

Justin Hutchens:	I would just add that we also plan to significantly expand our liquidity by the middle of the year as well.

Todd Fender:
Okay good. And just kind of on that theme, just want to get an update on how the board feels about where NHI’s debt levels are. As leveraged metrics edge higher, it’s the all the fun, new acquisitions but just kind of give an update on the feeling of how the board looks at debt.

Justin Hutchens:
You know the company has always been low leveraged. And our plan is to continue to stay low leveraged. Roger mentioned a metric that when you bring in the full effect of Holiday into 2014 that we expect our debt to EBITDA to be below four times which would put us at the very low end of the range.

Now clearly we’re comfortable leveraging up a little bit in order to take down investment activity. But the intent in the long run is to maintain a low leverage profile as we have an overriding goal of being one of the most bankable companies in any given cycle.

Roger Hopkins:
Todd, I just wanted to point out that we only had eight days of revenue on the Holiday acquisition, you know, as we closed that in late December. But yet we put the entire amount of $250 million in new debt on the balance sheet. So it sort of skews that metric.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

Todd Fender:	Okay, that’s helpful. Thank you Roger.

And just finally are you aware of any more of the Holiday portfolio coming to market? And would you acquire more? Are you full I guess so to speak in that investment class?

Justin Hutchens:
I would say this. I think if there is any activity with Holiday, we’ll be in the discussion or at least at the table which is good because they’re a very large owner of real estate. And it’s been a great relationship. There, you know, whether we have an appetite for more is going to be a consideration on a deal by deal basis.

Todd Fender:	Okay, thank you.

Justin Hutchens:	Thanks Todd.

Operator:	Thanks. Our next question comes from Daniel Bernstein of Stifel. Please go ahead sir.

Daniel Bernstein:	Hey, good morning.

Justin Hutchens:	Good morning Dan.

Roger Hopkins:	Morning.

Daniel Bernstein:
Yes. I wanted to talk a little bit about more what you’re seeing in terms of the type of portfolios that are out there. Are they, you know, mainly in seniors housing - are you looking at other areas such as skilled nursing again? The investment spreads in seniors housing is fairly low.

I was wondering if you were going to go ahead and tilt the investment portfolio back to something else that’s a little bit higher yielding.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

Justin Hutchens:
Okay, sure. Well we certainly have, you know, through our acquisition activity in 2013, the diversification of our portfolio has changed dramatically where skilled nursing is only 40%. So we have room to grow in that category. It’s not a category that we look at, you know, as often as we do senior housing because of the reimbursement risk.

But we have made some opportunistic investments in that asset class. And we do it when we have a very high degree of confidence in the strength of the operator and the strength of the assets in the markets. So we certainly wouldn’t rule out growing in that category.

We still maintain though that the private pay senior housing is our top priority and continue to look at opportunities there. And if, you know, you can stay in the smaller portfolio or one off asset marketplace you can preserve - certainly preserve some pricing spread. But I do agree that, you know, there’s definitely the pricing is tight.

And I would expect to see cap rates drift up a little bit when we have the next move in increased interest rates. But certainly in the market today I think that we’ll continue to have relatively low cap rates in the private pay market. NHI though plans to participate in both, you know, senior housing, potentially skilled nursing moving forward. And we like our opportunities to get fairly solid spreads.

Daniel Bernstein:	Are you seeing any signs of that cap rates might move up and, you know, are you seeing any deals that were in the market a few months ago or six months

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

ago that are coming back now and getting re-priced? Or is just that the, you know, just an assumption that, you know, as cost of capital goes up eventually cap rates will kind of follow?

Justin Hutchens:
I don’t see any of it as of re-pricing yet. I think the reason for that is there is a tremendous amount of investor interest in liquidity entering the sector. But I do think there’s the natural evolution will be an increased interest rate will cause cap rates to rise eventually.

You know the margins will get too tight and we’ll have to have something - something’s going to have to happen. And I think we’ll certainly have investment yields go up a little higher. But right now, today in the market, I don’t see any change occurring.

Daniel Bernstein:	Okay. That’s all I have. Thank you very much.

Operator:	Thank you. Ladies and gentlemen, as a final reminder, if you would like to register a question or a comment please press the one followed by the four on your telephone.

And our next question comes from Juan Sanabria of Bank of America. Please go ahead.

Juan Sanabria:
Hi. Good morning guys. I just wanted to follow up on the financing assumptions. Could you just give us a range of what you expect to refinance on a long term basis? Is 5% a good sort of number to plug into our models or is that too conservative?

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

Justin Hutchens:	You know what? We purposely did not give that detail in our guidance because we’d rather come out with, you know, the exact numbers for you when we do in fact do the refinancings.

So if you can get by for now using our guidance range and the assumptions that you can use within that range absent any acquisition activity, I hope that helps you complete your model. But we’re not in a place right now to really make that assumption for you.

Juan Sanabria	Okay. Just a couple of follow ups. Any sort of guidance you can give on a G&A run rate or what you expect for the year?

Justin Hutchens:	Roger, do you want to address that?

Roger Hopkins:
Yes. I would expect that the run rate, you know, for G&A will be similar to 2013. We project, as I mentioned in my prepared remarks, the non-cash compensation expense is going to be roughly the same, the additions to our staff and normal increases. So we don’t project anything, you know, at this point that would materially alter that.

Juan Sanabria:
Okay, great. And just a question Justin, you’d kind of referenced the fact that you were proud of the amount of repeat business you’ve done with relationships. Do you expect to be able to maybe increase the size of your Bickford RIDEA joint venture throughout 2014?

Justin Hutchens:
Yes. The Bickford RIDEA joint venture will grow in a couple of ways. One is we have two assets that Roger mentioned opened late last year. They’ve opened with - they’re both approaching 50% occupancy already. And we expect them to stabilize throughout this year. And when we bring those into the, you know, the mix you’ll see some growth with the new acquisitions.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

We have another one online with them that we think opens the middle of 2014. It’s our full properties with the Bickford relationship - be up to 30 at that point. We have a purchase option on six properties for $97 million. And the timing on that is related to the performance.

When Bickford bought the building from their previous partner on those six assets they purchased them for about a seven cap. We agreed that the joint venture could buy at the same price but we wanted to wait until the NY had stabilized a little bit more. And so our price will be a little bit north of an eight cap on that portfolio.

And then we’re also considering expanding several of the communities that are 100% occupied so that we can of course attract more volume. So I think there are quite a few opportunities to grow that relationship.

Juan Sanabria:	Okay. So you said that purchase option was for 96 mil and that’s potentially an eight cap. And that could potentially happen this year?

Justin Hutchens:	We have the right to do it really at any time. And we’re just waiting to see the performance stabilize. And there’s indications that that might happen this year.

Juan Sanabria:
Okay. Thank you very much. And just one last question. I noticed a $3.2 million I think investment gain. Did you guys monetize any of your sort of equity holdings and some of your REIT peers? And if not, what sort of - any thoughts on maybe monetizing those?

Justin Hutchens:	Roger?

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

Roger Hopkins:
Juan, the $3.2 million gain in the fourth quarter was strictly related to the write off of that purchased liability. It was an earnout liability that we previously assessed as probable. The earnout period expired. We did not have to pay that. And so for accounting purposes you have to take that into income. So we normalized that adjustment during the fourth quarter.

Juan Sanabria	Okay. And any thoughts on your equity holdings? Or I mean those are still in place then?

Roger Hopkins:	They are. Our marketable securities and preferred stock holdings are still there. There’s been no change during the quarter.

Juan Sanabria	Okay. Thanks guys.

Justin Hutchens:	Thanks, Juan.

Operator:	Thank you. There are no further questions at this time. Mr. Hutchens, I’ll turn the call back over to you sir for any closing remarks.

Justin Hutchens:
Sure. I’m going to close with what I think we highlighted for everybody, and that is the fact that NHI is as strong as we’ve ever been. If you look at the diversification of the portfolio to a heavier amount of private pay, the lease service coverage ratio being at 2.9 times, and then the continued growth prospects that we’ve had over the past several years and the opportunity to grow with existing relationships and we continually source new relationships.

We’re very encouraged and excited about our results and look forward to delivering more good results to shareholders as we move forward throughout the year.

NATIONAL HEALTH INVESTORS FOURTH QUARTER 2013 CONFERENCE CALL
Moderator: Justin Hutchens, President & CEO
02-18-14/8:00 am CT
Confirmation # 21706155

Thank you for joining the call and we’ll look forward to talking to everybody on the next call.

Operator:	Thank you. Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect all lines.

Thank you and have a good day.

END